Exhibit 99.1

To Our Shareholders

        I am pleased to report to you our successful results for 2005, highlighted by the sale of our 319-unit Ballantyne Place apartment community in Charlotte for $37.25 million and the reinvestment of the proceeds into three existing retail centers totaling 112,322 s/f and three well-located tracts of undeveloped land totaling 73.5 acres and zoned for 581 residential units. These 2005 acquisitions are described in detail on page 4 of the accompanying Annual Report on Form 10-K.

        With these recent acquisitions, our company now owns Addison Place (403 units), four retail centers (151,527 s/f), one office building (37,864 s/f), two tracts of land held for investment (45 acres), and live tracts of undeveloped land totaling 100 acres that provides us development opportunities for 1,179 residential units and 266,000 square feet of office and retail space. These assets allow us to continue to execute our proven investment strategy of developing, constructing, and owning real estate assets in excellent, high-growth neighborhoods. Going forward, our real estate investments will be located primarily in the GA. 400 corridor in Atlanta and in Palm Beach County, Florida. Our focus on these two areas is due to their high-income demographics, strong local city governments, and the scarcity of available land for other developers to build new communities to compete with ours. A summary listing of the company’s properties is shown on pages 24 and 25 of the accompanying Form 10-K.

        The “Financial Highlights” on the previous page summarize our financial results for 2005. The decrease in Operating Revenues (including Discontinued Operations) and Net Income is due primarily to our sale of six apartment communities in 2004, the sale of Ballantyne Place in 2005, and the seven tracts of undeveloped land totaling 145 acres our company owns that will not generate cash flow until we either develop or sell it. Operating Revenues (including Discontinued Operations) decreased 43.5% from $12.1 million in 2004 to $6.8 million in 2005 while Net Income decreased 96.6% from $37.0 to $1.3 million during the same period. As we expected and as we have stated in our SEC filings, our company is generating negative cash flow after returning $32.5 million in distributions to our shareholders from the sale of seven apartment communities. As a result, we do not intend to pay dividends or distributions through at least 2008 during the period we are developing and constructing our five new apartment communities.

Roberts Realty Investors, Inc      2

        On the “Financial Highlights” page is a graph of our company’s dividends and distributions beginning with our first dividend payment in 1996. During this 10-year period, our company has paid dividends and distributions totaling $8.84 per share or an average of $0.88 per year. In addition to these dividends and distributions, our stock has recently been selling for approximately $8.00 per share.

        During the last two years, our focus was on selling seven apartment communities and paying a $4.50 per share distribution realizing the shareholder value we had created in prior years. Going forward, our focus will he on using the land we bought to create future shareholder value by developing and constructing apartment communities in excellent, high-growth neighborhoods, which is what we have been doing for the last 30 years.

        I look forward to seeing each of you at our annual meeting on August 21, 2006 at 10:00 a.m. at the Crowne Plaza Ravinia.

/s/ Charles S. Roberts

Charles S. Roberts
President and Chief Executive Officer

        Although the company believes the expectations reflected in the forward-looking statements above are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the company may not be able to develop, construct, and lease its residential communities and other properties as soon as it expects; construction and permanent debt financing for the projects may not be available as expected, or such financing may be available only on unfavorable terms; the company may encounter unexpected construction problems or delays; market and economic conditions may be unfavorable for the development of the company’s residential communities and other properties; and increased competition may limit the rents the company can charge and collect. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”

3      Roberts Realty Investors, Inc.